Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)—May 18, 2018

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.034256 per unit, payable on June 14, 2018 to unitholders of record on May 31, 2018. The distribution primarily represents oil production during the month of February 2018 and natural gas production during January 2018.

The following table displays underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	52,534	1,876	359,703	11,603	$60.77	$2.92
Prior Month	59,699	1,926	397,208	12,813	$60.77	$2.87

Oil cash receipts for the properties underlying the Trust totaled $3.2 million for the current month, a decrease of $0.4 million from the prior month distribution period as a result of a reduction in sales volumes compared to the prior month. The reduction in sales volumes was primarily attributable to three fewer days of production in February compared to January.

Natural gas cash receipts decreased slightly from $1.1 million in the prior distribution period to $1.0 million in the current month due to a decrease in natural gas volumes, driven by payment timing differences, partially offset by an increase in the realized natural gas price.

Total direct operating expenses, including lease operating expenses, production and ad valorem taxes, and gathering and transportation expenses, were $2.6 million, an increase of $0.3 million from the prior month. The increase in direct operating expenses is primarily due to lower than normal lease operating expenses in the prior distribution period. Capital expenditures were $0.1 million in the current month.

Also included in the current month distribution is a reduction of approximately $53,000 from the net profits attributable to the underlying properties due to the inclusion in prior period distribution calculations of certain expenses and revenue that related to properties sold as part of the divestitures completed in September 2017. As a result of the sale of these properties, the net amounts previously paid to the Trust have been adjusted in the current distribution period.

Bankruptcy of Enduro Resource Partners

Enduro Resource Partners, the sponsor of the Trust, has informed The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) of the Trust, that on May 15, 2018 Enduro Resource Partners and certain of its affiliates filed voluntary petitions for a court-supervised proceeding under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Court”).  Enduro Resource Partners has also informed the Trustee that it has entered into a stalking horse purchase agreement with Evolution Petroleum Corporation (“Evolution”) relating to the sale of the properties in which the Trust holds a net profits interest and all of the outstanding trust units owned by Enduro Resource Partners. The stalking horse purchase agreement and sale contemplated by the purchase agreement are subject to higher and better bids and Court approval. The Trust has not filed a Chapter 11 petition and expects to continue in the normal course without disruption to the unitholders.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by prevailing low commodity prices, which have declined significantly, could decline further and could remain low for an extended period of time. Other important factors that could cause actual results to differ materially include expenses of the Trust, reserves for anticipated future expenses and the outcome of the bankruptcy proceedings involving Enduro Resource Partners, including the related sale contemplated by the purchase agreement with Evolution. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 12, 2018. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555